FOR IMMEDIATE RELEASE - November 13, 2012
Contact:
Lyn Hittle, CFO
919.687.7800, ext 547
Lyn.hittle@mfbonline.com

M&F Bancorp, Inc. Announces September 30, 2012 Results

DURHAM, N.C.--
M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today announced results of operations for the three and nine months ending September 30, 2012. Total assets as of September 30, 2012 have increased 2.2% or $6.2 million since December 31, 2011. Total loans outstanding as of September 30, 2012 of $178.9 million reflect a decrease of $9.1 million since December 31, 2011, as a result of normal runoff, lack of demand for new loans, and from other banks seeking to refinance existing loan relationships. Total loans decreased $1.7 million from the June 30, 2012 level. Net income before income taxes and dividends for the three months ended September 30, 2012 was $280 thousand, $120 thousand higher than the three months ended September 30, 2011. In the three months ended September 30, 2011, the Company recorded a loan loss provision of $264 thousand, whereas for the three months ended September 30, 2012, the Company recorded a $122 thousand loss provision due mainly to the reduction in total loans outstanding. Net income available to common stockholders for the three month periods ending September 30, 2012 and 2011, were $134 thousand and $77 thousand, respectively. Comparing the nine months ended September 30, 2012 and 2011, the provisions for loan losses were $166 thousand and $437 thousand, respectively. Net income before taxes and dividends for the nine months ending September 30, 2012 and 2011 was $716 thousand and $803 thousand, respectively, which reduction in the recent period was mainly driven by lower net interest income in 2012.
“We are beginning to see increased demand for loans,” stated Ms. Kim D. Saunders, President and CEO. “We are continuing to lend to qualified borrowers throughout our markets in the Piedmont-Triad region, Charlotte, Durham, and Raleigh. We are working through our problem loans and have recently seen some successful turnarounds. Our continuing profitability reflects our careful cost containment efforts, as well as our strong net interest margin mainly due to our low costs of funding and customer loyalty.”
Interest income is relatively flat in the three month period ending September 30, 2012 but lower for the nine months ending September 30, 2012 when compared to the same periods in 2011. This is mainly due to the lower average loan balances outstanding, combined with decreases in loan and investment yields.
Non-interest income is being adversely impacted by the reduction in service charge income and increased losses on sales of other real estate owned in 2012 compared to 2011. This was partially offset in 2012 by gains on sales of securities. Non-interest expense increased in the 2012 periods for employee-related compensation and benefits, and information technology costs. These increases were partially offset by savings in FDIC deposit insurance and professional fees. The Company continues to focus on cost containment throughout its footprint.
This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.
Source: M&F Bancorp, Inc.